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                                                                     Exhibit 5.1

                        [Ashurst Morris Crisp Letterhead]

April 4, 2003

Smith & Nephew Group plc
c/o 15 Adam Street
London WC2N 6LA
United Kingdom

Dear Sirs:

     We have acted as English law counsel to Smith & Nephew Group plc, a public limited company incorporated under the laws of England and Wales ("S&N Group"), in connection with the offering of S&N Group ordinary shares of 12.5p each ("S&N Group Shares"), the issue of which confers an entitlement to a beneficial interest (the "Beneficial Interest") in common access shares (the "Common Access Shares") of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales ("S&N"), registered in the name of Smith & Nephew Trustee Limited, a trust company incorporated under the laws of England and Wales ("S&N Trust") (as trustee) in connection with the Exchange Offer (as defined below). S&N Group, S&N Trust and S&N are filing a Registration Statement on Form F-4 (the "Registration Statement") with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to S&N Group's exchange offer for the outstanding shares, including shares represented by American Depositary Receipts, of Centerpulse AG (the "Exchange Offer").

     We have been requested by S&N Group and S&N to furnish this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with our opinion herein, we have examined the Registration Statement, the Memorandum of Association of S&N Group, the Articles of Association of S&N Group, the Memorandum of Association of S&N, the Articles of Association of S&N and the Declaration of Trust of S&N Trust and such other corporate or trust records or documents (or copies thereof certified to our satisfaction) and questions of law as we have deemed necessary or appropriate for purposes of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based upon and subject to the foregoing, we are of the opinion that the S&N Group Shares to be issued by S&N Group, and the Common Access Shares to be issued by S&N, in each case pursuant to the Exchange Offer, will, when so issued, be legally and validly issued and fully paid and non-assessable (that is to say that the holders thereof will not be liable to pay to the relevant company any further sums in respect of their ownership of such shares)

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and that the issue of the S&N Group Shares will entitle the holders thereof to a corresponding Beneficial Interest.

     This opinion is limited to, and given solely on the basis of, English law as applied by the English Courts as of the date hereof and is given on the basis that it will be governed by and construed with English law. For the purposes of giving this opinion we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated above.

     We hereby consent to the inclusion of the reference to our name in the form and context in which it appears in the section of the Registration Statement titled "VALIDITY OF SECURITIES," and to the filing of this opinion as Exhibit
5.1 to the Registration Statement.

                                              Yours faithfully,


                                              Ashurst Morris Crisp